Exhibit 10.11

CONFIDENTIAL

OFFICE LEASE

THIS LEASE, made and entered into in Bannockburn, Illinois as of this 31st day of July, 2015 by and between WANXIANG BANNOCKBURN, L.L.C., an Illinois limited liability company, (hereinafter referred to as the “Landlord”), and AveXis, Inc., an Delaware corporation (hereinafter referred to as the “Tenant”);

WITNESSETH THAT, in consideration of the rents, covenants and agreements hereinafter set forth, such parties enter into the following agreements:

1.         Basic Terms. This Section 1 contains the basic terms of the Lease between Landlord and Tenant. All of the provisions of this Lease are to be read in accordance with the provisions herein contained.

A.	Agent	Dolan Associates, Ltd.
B.	Building	Bannockburn Atrium, 2275 Half Day Road, Bannockburn, IL
C.	Commencement Date

August 1, 2015 for the Initial Premises (defined herein) and upon the earlier to occur of (i) Tenant’s acceptance of the Expansion Premises (defined herein) and (ii) December 1, 2015 for the Expansion Premises (such earlier date being the “EPCD” in Exhibit C-2)

D.	Brokers	Cushman & Wakefield of Illinois LLC and CBRE, Inc.
E.	Initial Annual Rent	$42,703.50 for the Initial Premises; $25,825.03 for the Expansion Premises (both assume abatements shown in Exhibits “C-l” and “C- 2”, respectively)
F.	Initial Monthly Electric Charge	$336.15 for the Initial Premises; $203.29 for the Expansion Premises
G.	Initial Monthly Rent	$6,100.50 for the Initial Premises; $3,689.29 for the Expansion
Premises (both subject to abatements shown in Exhibits “C-l” and “C-2”, respectively)
H.	Base Expense Year	2015
I.	Base Tax Year	2015
J.	Security Deposit	$58,738.74 (subject to reduction to $19,579.58 as provided in Section 24.A)
K.	Tenant’s Proportion	3.6% (4,795/133,233)
L.	Term	Five (5) Years, five (5) months from the Commencement Date for the Initial Premises
M.	Termination Date	December 31, 2020
N.	Use	General Offices

2.         Lease of Premises and Term. Landlord hereby leases to Tenant, and Tenant accepts, the premises (hereinafter known as “demised premises” or “Premises”), containing approximately 4,795 square feet located on the first floor and known as Suite 160 (containing 2,988 square feet and referred to herein as the “Initial Premises”) and Suite 150 (containing 1,807 square feet and referred to herein as the “Expansion Premises”) being described in the space plan attached hereto as Exhibit “A” in the Building for the Term as set forth in Section 1 hereof, unless sooner terminated as provided herein, commencing on the Commencement Date set forth in Section 1 hereof and ending on the Termination Date set forth in Section 1 hereof to be occupied and used by Tenant for the Use as defined in Section 1 hereof, and no other purpose, subject to the agreements herein contained.

3.         Rent

Commencing on the Commencement Date for the Initial Premises and the Expansion Premises, respectively, Tenant shall pay as rent hereunder the Initial Annual Rent plus the, Initial Monthly Electric Charge, Rent Adjustment and Additional Rent, as hereinafter defined, and all other sums herein required to be paid, to Dolan Associates, Ltd., as Agent at 2275 Half Day Road, Bannockburn, Illinois or to such other person or at such other place as Landlord may direct in writing. Annual Rent shall be paid in equal monthly installments in the amount of the Initial Monthly Rent set forth in Section 1 hereof, as adjusted (or abated) pursuant to the charts shown in Exhibit “C-l” and Exhibit “C-2” hereof, respectively, in advance on or before the first day of each month of the Term: All such rent shall be paid without any set-off or deduction whatsoever. Unpaid rent shall bear interest at the rate set forth in Sections 25M and 27F hereof, from the date due until paid. The Initial Monthly Rent and the Additional Monthly Rent are collectively sometimes herein referred to as “Rent.”

4.         Rent Adjustment. In addition to the Rent, commencing in Calendar Year 2016 Tenant shall pay, on a monthly basis, without set off or deduction the Rent Adjustment described in this Section 4.

A.       For the purposes of this Lease:

(i) The term “Calendar Year” shall mean each calendar year or any portion thereof during the Term.

(ii) The term “Expenses” shall mean and include all expenses paid or incurred by Landlord or its beneficiaries for managing, owning, maintaining, operating, insuring, replacing and repairing the Building, the land underlying the Building and appurtenances and personal property used solely in conjunction therewith (hereinafter collectively referred to as the “Project”) during each Calendar Year, or portion thereof, during the Term. Expenses shall not include costs of alterations of the Premises of tenants of the Building, depreciation charges, interest and principal payments on mortgages, ground rental payments, real estate brokerage and leasing commissions, capital improvements (except for such charges which are reasonably intended to reduce other items of expense) and costs to cure any latent defects. If the Building is not fully occupied during all or a portion of any year, then Landlord may elect to make an appropriate adjustment of the Expenses for such year employing sound accounting and management principles, to determine the amount of Expenses that would have been paid or incurred by Landlord had the Building been fully occupied and the amount so determined shall be the amount of Expenses attributable to such year. If any Project expense, though paid in one year, relates to more than one calendar year, at the option of Landlord, such expense may be proportionately allocated among such related calendar years. Notwithstanding the foregoing, Expenses do not include the following: repairs, restoration, or other work occasioned by fire, wind, the elements or other casualty, or (ii) compensation paid to any employee of Landlord above the grade of property manager or compensation paid to any other employee of Landlord to the extent allocable to anything other than the Project.

(iii) The term “Lease Year” shall mean each twelve (12) month period commencing on the day on which the Term begins and on each anniversary of such date.

(iv) The term “Rent Adjustment Deposit” shall mean an amount equal to Landlord’s estimate of Rent Adjustment due for any Calendar Year.

(v) The term “Taxes” shall mean real estate taxes, assessments, sewer rents, rates and charges, transit taxes, taxes based upon the receipt of rent (if imposed in lieu of real estate taxes) and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including general income or franchise taxes or any other taxes imposed upon or measured by income or profits, unless the same shall be imposed in lieu, or as part, of real estate taxes), which may now or hereafter be levied or assessed against the Project or any portion thereof which are payable in any Calendar Year during the Term. In case of special taxes or assessments which may be payable in installments, only the amount of each installment and interest paid thereon paid during a Calendar Year shall be included in Taxes for that year. Taxes shall also include any personal property taxes (attributable to the year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used solely in connection with the operation of the Building. In the event the Project is not assessed as fully improved for any year (including the Base Tax Year), then Taxes shall be adjusted to the Taxes which would have been payable in such Calendar Year if the assessment had been made on a fully improved basis, based on Landlord’s adjustment of the “Taxes” for such year, employing sound management principles. Taxes also include Landlord’s reasonable costs and expenses (including reasonable attorney’s fees) in contesting or attempting to reduce any taxes. Taxes shall be reduced by any recovery or refund received of taxes previously paid by Landlord, provided such refund relates to taxes paid during the term of this Lease. Notwithstanding anything set forth above to the contrary, if at any time the method of taxation then prevailing shall be altered so that any new or additional tax, assessment, levy, imposition or charge or any part thereof shall be imposed upon Landlord in place or partly in place of any Taxes or contemplated increase therein, or in addition to Taxes, and shall be measured by or be based in whole or in part upon the Project, the rents or other income therefrom or any leases of any part thereof, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes.

B.       Tenant shall pay as Rent Adjustment for each Calendar Year of the Term, the following:

(i) Tenant’s Proportion for such year (prorated for any partial Calendar Year during the Term) of Expenses exceeding the Expenses for the Base Expense Year (set forth in Section 1).

(ii) Tenant’s Proportion of Taxes for such year (prorated for any partial Calendar Year during the Term) of Taxes exceeding the Taxes for the Base Tax Year (set forth in Section 1). The amount of Taxes attributable to a year shall be the amount payable during any such Calendar Year, even though the assessment for such Taxes may be for a different Calendar Year.

For purposes of the foregoing, in the event there is any rent abatement in effect for all or any portion of the Premises during any Calendar Year, the amounts described in clauses (i) and (ii) above shall be calculated such that Tenant’s Proportion excludes any portions of the Premises as to which there is a rent abatement for those periods during which the rent abatement is in effect.

C.       As soon as reasonably feasible after the expiration of each Calendar Year, Landlord will furnish Tenant a statement (“Adjustment Statement”) showing the following:

(i) Expenses and Taxes attributable to the Calendar Year last ended, the Base Expense Year and the Base Tax Year;

(ii) The amount of Rent Adjustment due Landlord for the Calendar Year last ended, less credits for Rent Adjustment Deposits paid, if any; and

(iii) The Rent Adjustment Deposit due in the current Calendar Year.

D.       Within thirty (30) days after Tenant’s receipt of each Adjustment Statement, Tenant shall pay to Landlord:

(i) The amount of Rent Adjustment shown on said statement to be due Landlord for the Calendar Year last ended, which amount due shall reflect credits for Rent Adjustment Deposits paid, if any; plus

(ii) The amount, which when added to the Rent Adjustment Deposit theretofore paid in the current Calendar Year, would provide that Landlord has then received such portion of the Rent Adjustment Deposit as would have theretofore been paid to Landlord had Tenant paid one twelfth (1/12) of the Rent Adjustment Deposit, for the current Calendar Year, to Landlord monthly on the first day of each month of such Calendar Year.

Commencing on the first day of the first month after Tenant’s receipt of each Adjustment Statement, and on the first day of each month thereafter until Tenant receives a more current Adjustment Statement, Tenant shall pay to Landlord one-twelfth (1/12) of the annual Rent Adjustment Deposit shown on said statement. During the last complete Calendar Year, Landlord may include in the Rent Adjustment Deposit its estimate of the Rent Adjustment which may not be finally determined until after the expiration of the Term. Tenant’s obligation to pay the Rent Adjustment shall survive the expiration of the Term.

E.        Tenant’s monthly payments of the Rent Adjustment Deposit for each Calendar Year shall be credited against the Rent Adjustment for such Calendar Year. Rent Adjustment Deposit may be co-mingled with other funds of Landlord and no interest shall be paid to Tenant thereon. If the Rent Adjustment Deposit paid by Tenant for any Calendar Year exceeds the Rent Adjustment for such Calendar Year, then Landlord shall give a credit to Tenant in an amount equal to such excess against the Rent Adjustment due for the next succeeding Calendar Year, except that if any such excess relates to the last Calendar Year of the Term, then Landlord shall refund such excess to Tenant, provided that all of the following have first occurred:

(i) The Term has expired or otherwise been terminated;

(ii) Tenant has vacated the Premises and removed all of its property and improvements therefrom in accordance with this Lease;

(iii) Tenant has surrendered the Premises to Landlord in accordance with this Lease; and

(iv) Tenant has paid all Annual Rent and Rent Adjustment due under this Lease and has no other monetary obligations outstanding to Landlord.

F.         Tenant or its representative shall have the right to examine Landlord’s books and records with respect to the items in the Adjustment Statement during normal business hours at any time within sixty (60) days following the furnishing by Landlord to Tenant of such Adjustment Statement. Unless Tenant shall take written exception to any item within thirty (90) days after the furnishing of the foregoing statement such statement shall be considered as final and accepted by Tenant. Any amount due to Landlord as shown on any such statement, whether or not written exception is taken thereto, shall be paid by Tenant within thirty (30) days after Landlord shall have submitted the statement, without prejudice to any such written exception. If Landlord charged Tenant more than 5% over what was actually due (for either operating Expenses or Taxes separately), Landlord shall pay Tenant’s actual costs of the audit.

G.       If the Commencement Date is on any day other than the first day of January, or if the Termination Date is on any day other than the last day of December, any Rent Adjustment due Landlord shall be prorated accordingly.

5.         Services.

A.       Landlord shall, so long as Tenant is not in default under any covenant or condition herein contained, furnish:

(i) Heating and air cooling when necessary to provide a temperature condition for comfortable occupancy daily 8:00 A.M. to 6:00 P.M. and on Saturdays 8:00 A.M. to 1:00 P.M., Sunday and holidays excepted. Upon written request of Tenant upon reasonable notice to Landlord (which notice periods are available from Landlord’s managing agent from time to time), Tenant may request heating and air cooling during additional hours (reasonably acceptable to Landlord) at a rate of $125.00/hour (which rate may increase from time to time provided such increases shall apply to tenants of the Building on a non-discriminatory basis). When heat generating machines or equipment in excess of that which would customarily be used in an office setting are used by Tenant in the Premises, which affect the temperature otherwise maintained by the air-cooling system, Landlord reserves the right to install supplementary air-conditioning units in the Premises and the expense of furnishing such units and installation thereof shall be paid by Tenant. The expense resulting from the operation and maintenance of the supplementary air conditioning system shall be paid by Tenant to Landlord as Additional Rent at rates fixed by Landlord.

(ii) Cold water in common with other tenants for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord, or by Tenant with Landlord’s prior written consent, and warm water for lavatory purposes from the regular supply of the Building. Tenant shall pay Landlord at rates fixed by Landlord for water furnished for any other purposes, and Landlord may install a water meter at Tenant’s sole cost to measure such usage. Tenant shall not waste or permit the waste of water. In the event Tenant shall fail to make prompt payment to Landlord for such additional water furnished by Landlord, Landlord, upon ten (10) days’ notice, may discontinue furnishing such additional service and no such discontinuance shall be deemed an eviction or disturbance of Tenant’s use of the Premises or render Landlord liable for damage or relieve Tenant from any obligation under this Lease.

(iii) Customary five (5) day per week janitor service and cleaning in and about the Premises Saturdays, Sunday’s, holidays, excepted. Tenant shall not provide any janitor services or cleaning without Landlord’s written consent and then only subject to approval of Landlord and at Tenant’s sole responsibility and by janitor or cleaning contractor or employees at all times satisfactory to Landlord.

(iv) Building access and passenger elevator service in common with Landlord and other tenants on a twenty-four hour, seven day a week, basis, and daily freight elevator service in common with Landlord and other tenants at reasonable hours to be determined by Landlord, Saturdays, Sundays and holidays excepted. Operatorless automatic elevator service shall be deemed “elevator service” within the meaning of this paragraph. Landlord shall provide Tenant at commencement of Lease with one electronic key for each 250 square feet of Premises at no charge. If Tenant shall require additional or replacement card keys, Landlord shall provide such additional or replacement card keys at a cost of $12 per electronic key. Tenant shall, at the expiration of the Lease, or upon vacating the Premises, return all keys to Landlord or pay $12 per electronic key for each card key not returned.

B.       All electricity, telecommunication, signal, and other similar services used in the Premises shall be supplied by the utility company serving the Building. Tenant shall pay as additional rent, on the date for payment of Rent, the Initial Electric Charge as set forth in Section 1. Such Initial Electric Charge shall be adjusted annually to reflect changes in the cost of electricity provided to the Building. Landlord shall notify Tenant of any change in the Electric Charge and Tenant shall pay, as additional rent commencing on the first day of the first month after such notice, the adjusted Electric Charge. If Tenant operates extensive computer or other energy intensive machinery or equipment in excess of that which would customarily be used in an office setting, or if Tenant requires use of electricity for other than normal and usual lighting and incidental and customary office use after 6:00 P.M. and before 8:00 A.M. on weekdays and after 1:00 P.M. on Saturdays, Landlord may install, at Tenant’s expense, separate meters to measure such excess usage and the costs thereof shall be billed directly to Tenant. Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of such additional service is changed or is no longer available or suitable for Tenant’s requirements. If such additional service be discontinued, such discontinuance shall not in any way affect this Lease or the liability of Tenant hereunder or cause a diminution of Rent or Rent Adjustment and the same shall not be deemed to be a lessening or diminution of services within the meaning of any law, rule or regulation now or hereafter enacted, promulgated or issued. Tenant shall receive such service directly from the utility company and Landlord hereby permits its wires and conduits, to the extent available, suitable and safely capable, to be used for such purposes.

C.       Landlord does not warrant that any of the services above-mentioned will be free from interruption caused by war, insurrection, civil commotions, riots, acts of God or the enemy, governmental action, repairs, renewals, improvements, alterations, strikes, lockouts, picketing, whether legal or illegal, accidents, the inability of Landlord to obtain fuel, energy or supplies or any other cause or causes beyond the reasonable control of Landlord. No such interruption of service shall be deemed an eviction (or a constructive eviction) or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, by abatement of rent or otherwise, or relieve Tenant from performance of Tenant’s obligations under this Lease. Tenant hereby waives and releases all claims against Landlord for damages from interruption or stoppage of service. Tenant agrees to cooperate fully with Landlord, at all times, in abiding by all regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities and services reasonably necessary for the operation of the Project and the Building. Notwithstanding anything to the contrary in this Section, or elsewhere in the Lease, Tenant’s duty to comply with all applicable laws, rules, regulations or requirements shall not obligate Tenant to make, or cause to be made, any alterations, additions or improvements, structural or otherwise, to the Premises.

6.         Condition of Premises. Except as provided below, Tenant’s taking possession of the Premises shall be deemed to be Tenant’s acceptance of the Premises in the order and condition as then exists. No promise of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building and no representation respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except for “Landlord’s Work” described in the Work Letter attached as Exhibit “B”, or as otherwise contained herein. Landlord shall deliver the existing Building systems and fixtures within, or servicing, the Premises upon completion of Landlord’s Work in good working order as of the respective Commencement Date(s), provided the Commencement Date, Rent and Tenant’s other obligations with respect to the Expansion Premises shall be postponed for the period (not to exceed thirty (30) days) that Tenant is not reasonably able to occupy the Expansion Premises because Landlord fails by (without contributory fault by Tenant or Tenant’s space planners, architects, contractors, agents and employees) to: (i) deliver possession of the Expansion Premises, and (ii) substantially complete any improvements to the Expansion Premises required to be performed by Landlord under this Lease by the Commencement Date for the Expansion Premises set forth in Section 1. No postponement of rent shall occur in the event there exist any delays due to Tenant, its space planners, architects, contractors, agents or employees. Any such delay in the Commencement Date shall not subject Landlord to liability for loss or damage resulting therefrom, and Tenant’s sole recourse with respect thereto shall be the postponement of Rent and other obligations described herein.

7.         Possession. If Landlord shall be unable to give possession of the Initial Premises as described herein for any reason the rent reserved and covenanted to be paid herein and the Commencement Date with respect to the Initial Premises shall not be deemed to have occurred until the Initial Premises are made available to Tenant. Rent reserved and covenanted to be paid herein for the Expansion Premises shall commence on the Commencement Date for the Expansion Premises as described in this Lease. No failure to give possession of the Premises, or any part thereof, shall subject Landlord to any liability for failure to give possession nor shall same affect the validity of this Lease or the obligation of Tenant hereunder. The Premises, or any part thereof, shall not be deemed to be unready for Tenant’s occupancy or not substantially complete if only minor or insubstantial details of construction, decoration or mechanical adjustments remain to be done or if the delay in the availability shall be due to special work, changes, alterations or additions required or made by Tenant in the layout or finish of the Premises, or any part thereof, or shall be caused in whole or in part by Tenant through the delay of Tenant in submitting plans, supplying information, approving plans, specifications or estimates, giving authorizations, or shall be otherwise caused in whole or in part by delay and/or default on the part of Tenant. In the event of any dispute as to whether the Premises, or any part thereof, are ready for Tenant’s occupancy, the reasonable opinion of Landlord’s architect, in the architect’s professional judgment, shall be final and binding on the parties.

8.         Care and Maintenance. Subject to the provisions of Sections 13 and 14 hereof, Tenant shall, at Tenant’s own expense, keep the Premises in good order, condition and repair and shall pay for the repair of any damages caused by Tenant, its agents, employees or invitees. Tenant shall promptly arrange with Landlord, at Tenant’s sole expense, for the repair of all such damage to the Premises caused by Tenant, its agents, employees or invitees and, to the extent caused thereby, the replacement or repair of all damaged or broken glass (including signs thereon), fixtures and appurtenances (including hardware, heating, cooling, ventilating, electrical, plumbing and other mechanical facilities in the Premises), with materials equal in quality and class to the original materials damaged or broken, within a reasonable period of time specified by Landlord. All repairs and replacements are to be made under the supervision and with the prior written approval of Landlord, using contractors or persons acceptable to Landlord. If Tenant does not promptly make such arrangements, Landlord may, but need not, make such repairs and replacements and one hundred twenty (120%) percent of Landlord’s out-of-pocket cost for such repairs and replacements shall be deemed additional rent reserved under this Lease which is due and payable forthwith. Tenant shall also pay Landlord or the managing agent of the Building, as Landlord may direct, all costs for overtime and for any other out-of-pocket expenses incurred, to the extent not otherwise included for purposes of calculating the Expenses, in the event repairs, alterations, decorating or other work in the Premises are not made during ordinary business hours at Tenant’s request. Except as otherwise provided in this Lease, Landlord shall keep the roof, structure, exterior walls and windows, Building systems and equipment, and any parking and other common areas of the Project, in good and sanitary condition, working order and repair (the cost of which shall be included in Expenses to the extent permitted in the definition thereof in Section 4).

9.         Alterations. Tenant shall not do any painting or decorating, or erect any partitions, make any alterations in or additions to the Premises or do any nailing, boring or screwing into the ceilings, walls or doors, without Landlord’s prior written consent in each and every instance. However, Tenant shall have the right to make cosmetic alternations of up to $5,000 which do not impact the Building systems and structure. If Landlord consents to such alterations or additions (which consent shall not be unreasonably withheld but may include a requirement in Landlord’s reasonable discretion that such work shall be performed either by or under the direction of Landlord at no additional cost to Tenant above any quote Tenant has received for such work from a third party), before commencement of the work or delivery of any materials into the Premises or into the Building, Tenant shall furnish Landlord for approval: (A) Plans and specifications; (B) Names and addresses of contractors; (C) Copies of contracts; (D) Necessary permits; and (E) Indemnification and insurance in form and amount satisfactory to Landlord from all contractors performing labor or furnishing materials, insuring against any and all claims, costs, damages, liabilities and expenses which may arise in connection with the alterations or additions.

Landlord may withhold approval of any alteration or additions if the plans and specifications therefor are not acceptable to Landlord or Landlord’s architect or engineer (if any). In connection with any request for approval of any alterations or additions by Tenant, Landlord may retain the services of an outside architect and/or engineer and the reasonable fees of such architect and/or engineer shall be reimbursed to Landlord by Tenant. Landlord’s approval of any plans or specifications shall not be construed to be an agreement or representation on Landlord’s part as to the adequacy or suitability of Tenant’s alterations or additions.

In the event Landlord permits the alterations or additions to be completed by Tenant’s contractor, Landlord reserves the right to require that Tenant shall terminate its contract with any such contractor in the event said contractor shall be engaged in a labor dispute which disrupts said contractor’s work and such dispute is disruptive to the other tenants in the building. Landlord shall also have the right to order any contractor of Tenant who violates any of Landlord’s requirements or standards of work to cease work and to remove himself, his equipment and his employees from the Building if such violation(s) are not promptly cured after written notice thereof is given by Landlord to Tenant. Landlord or the managing agent of the Building may elect in its reasonable judgment to charge for out-of-pocket costs incurred by Landlord for third party oversight to the extent such costs are not otherwise included for purposes of calculating the Expenses. Tenant agrees that its contractors shall not conduct their work in such a manner so as to interfere with or cause any interruption of either: (A) Landlord’s construction; (B) another tenant’s occupancy or construction; or (C) other phases of Landlord’s operation of the Building.

Tenant hereby agrees to indemnify and hold Landlord, its beneficiaries, partners and their respective agents and employees harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with said alterations or additions. Any mechanic’s lien filed against the Premises, or the Project, for work claimed to have been furnished to Tenant shall be discharged of record or bonded against by Tenant within ten (10) days thereafter, at Tenant’s expense. Upon completing any alterations or additions, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All alterations and additions shall comply with all insurance requirements and with all ordinances and regulations of any pertinent governmental authority. All alterations and additions shall be constructed in a good and workmanlike manner and only good grades of materials shall be used.

All additions, non-trade fixtures and all improvements, temporary or permanent, in or upon the Premises, whether placed there by Tenant or by Landlord, shall, unless Landlord requests their removal, become Landlord’s property and shall remain upon the Premises at the termination of this Lease, by lapse of time or otherwise, without compensation or allowance or credit to Tenant. Landlord may, at its sole option, request Tenant, at Tenant’s sole cost, to remove same at the termination of the Term, and if, upon Landlord’s request, Tenant does not remove said additions, hardware, non-trade fixtures and improvements, Landlord may remove the same, and Tenant shall pay the cost of such removal to Landlord upon demand.

10.       Access to Premises. Tenant shall permit Landlord, its agents and designees, to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises and to have free access to the Premises and any part thereof in the event of an emergency; provided, however, that in each such case, the Landlord shall not unreasonably interfere with the Tenant’s use of the Premises. Landlord or Landlord’s agents shall also have the right to enter upon the Premises to inspect the same, to perform janitorial and cleaning services and to make such decorations, repairs, alterations, improvements or additions to the Premises or the Project as Landlord may reasonably deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said Premises that may be reasonably required thereof without the same constituting an eviction of Tenant in whole or in part, and the rent reserved shall in no way abate (except as provided in Sections 13 or 14 hereof) while said decorations, repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise; provided, however, that in each such case, the Landlord shall not unreasonably interfere with the Tenant’s use of the Premises. If Tenant shall not be personally present to open and permit an entry into said Premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, or may forcibly enter the same, without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations and covenants of this Lease; provided, however, that Landlord shall provide notice to Tenant of any such entry and shall reasonably secure the Premises. Nothing contained in this Section 10, however, shall be deemed or construed to impose upon Landlord any obligations, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, in the exercise of any rights herein provided, except to the extent of any damage caused to the Premises. So long as tenant’s possession of the Premises are not adversely affected, Landlord shall also have the right at any time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or public parts of the

Building, and to close entrances, doors, corridors, elevators or other facilities. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or the use of, any adjacent or nearby building, land, street or alley.

11.  Insurance. Tenant shall carry insurance during the entire Term hereof insuring Tenant, and insuring, as additional named insureds, Landlord, the managing agent for the Project and their respective agents, partners and employees, and any mortgagee of Landlord, as their interests may appear, with terms and coverage and in companies licensed in the State of Illinois and reasonably satisfactory to Landlord, in the following amounts:

A.       Comprehensive public liability insurance, including the broad or extended liability endorsement, during the entire term hereof with terms and in companies satisfactory to Landlord to afford protection to the limits of not less than $ 2,000,000 for combined single limit personal injury and property damage liability per occurrence.

B.       Insurance against fire, sprinkler damage, vandalism, and the extended coverage perils for the full insurable value of all additions, improvements and alterations to the Premises, and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises, and business interruption insurance.

C.       Tenant shall, prior to the commencement of the Term, and during the Term, thirty (30) days prior to the expiration of the policies of insurance, furnish to Landlord certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be changed or canceled without at least thirty (30) days’ prior written notice to Landlord and Tenant.

12.       Subrogation. Landlord and Tenant agree to have all fire and extended coverage and material damage insurance which may be carried by either of them endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party or any of the parties named in Section 11 above entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder, and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party or any of the parties named in Section 11 above. Without limiting any release or waiver of liability or recovery contained in any other Section of this Lease but rather in confirmation and furtherance thereof, Landlord and any beneficiaries of Landlord waive all claims for recovery from Tenant, and Tenant waives all claims for recovery from Landlord, any beneficiaries of Landlord and the managing agent for the Project and their respective agents, partners and employees, for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies.

Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release or waiver is to invalidate insurance coverage or invalidate the right of the insured to recover thereunder or increase the cost thereof (provided that in the case of increased cost the other party shall have the right, within ten (10) days following written notice, to pay such increased cost, thereby keeping such release or waiver in full force and effect).

13.       Untenantability. If all or a material portion of the Premises, or in excess of thirty (30%) percent of the Building, are made untenantable by fire or other casualty, then either Landlord or Tenant may, at their option, elect:

A.       To terminate this Lease as of the date of the fire or casualty by notice to the other party within thirty (30) days after that date; or, if no such notice is given,

B.       Landlord shall proceed with all due diligence to repair, restore or rehabilitate the Building or the Premises (excluding leasehold improvements installed or paid for by Tenant) at Landlord’s expense, in which latter event this Lease shall not terminate.

In the event the Lease is not terminated pursuant to these provisions, rent shall abate only with respect to the portion of the Premises rendered untenantable on a per diem basis during the period of untenantability. In the event of the termination of this Lease pursuant to this section rent shall be apportioned on a per diem basis and paid to the date of the fire or other casualty. If less than thirty (30%) percent of the Building or less than all or a material portion of the Premises are made untenantable as aforesaid during the last year of the Term hereof, Landlord shall have the right to terminate this Lease as of the date of the fire or other casualty by giving written notice thereof to Tenant within thirty (30) days after the date of fire or other casualty, in which event the rent shall be apportioned on a per diem basis and paid to the date of such fire or other casualty.

14.       Eminent Domain;

A.       If a portion of the Building, or the Premises, shall be lawfully taken or condemned for any public or quasi-public use or purpose, or conveyed under threat of such condemnation, and as a result thereof, the Premises cannot reasonably be used for the same purpose and with the same utility as before such taking or conveyance, the terms of this Lease shall end upon, and not before, the date of the taking of possession by the condemning authority, and without apportionment of the award. Current rent shall be apportioned as of the date of such termination. If any part of the Building shall be so taken or so condemned, or, if the grade of any street or alley adjacent to the Building is changed by any government authority and such taking or change of grade makes it necessary or desirable to demolish, substantially remodel, or restore the Building, Landlord shall have the right to cancel this Lease upon not less than ninety (90) days’ prior notice to Tenant.

B.       If a portion of the Premises shall be lawfully taken or condemned or conveyed under threat of condemnation but thereafter the Premises can be used by Tenant for the same purpose and with substantially the same utility, this Lease shall not be terminated and Landlord shall repair the Premises, Building, and/or common area (to the extent applicable), and the Lease shall be amended, if applicable, to reduce Tenant’s Proportion and Rent in the proportion of the amount of the Premises taken. No money or other consideration shall be payable by Landlord to Tenant for any right of cancellation or temporary taking, and Tenant shall have no right to share in any condemnation award or in any judgment for damages caused by a change of grade.

15.       Waiver of Claim and Indemnity. Subject to the provisions of Section 12 hereof, to the extent permitted by law, Tenant hereby releases Landlord, its beneficiaries, and their respective agents, employees, mortgagees and partners (all of said parties are, for the purposes of this Section 15 collectively referred to as “Indemnitees”) from, and waives all claims against such parties for, damage to property sustained by Tenant or any occupant of the Building or Premises resulting from the Building or Premises, or any part of either, or any equipment or appurtenance, becoming out of repair, or resulting from any accident in or about the Building, or resulting, directly or indirectly, from any act or neglect of any tenant or occupant of the Building or of any other person, including the Indemnitees, except to the extent caused by the negligence, willful misconduct, unlawful act or breach of this Agreement by Landlord or its employees, agents, contractors, subcontractors, partners or invitees. This release shall apply especially, but not exclusively, to damage from the flooding of basements or other subsurface areas, and to damage caused by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, stain, excessive heat or cold, failing plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing mixtures, and shall apply equally whether any such damage results from the act or neglect of other tenants, or occupants in the Building or of any other person, and whether such damage be caused or result from any thing or circumstance referred to hereinabove in this Section 15, or any other thing or circumstance whether of a like nature or of a wholly different nature, except if caused or resulting from any relevant Indemnitee’s negligence or willful misconduct. Subject to the provisions of Section 12 hereof, if any damage to property, whether to the Premises or to the Building or any part thereof, or whether to Landlord or to other tenants in the Building, results from any negligence or misconduct of Tenant, its employees, agents, invitees and customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, reimburse Landlord forthwith for the total cost of such repairs. Tenant shall indemnify and save Landlord harmless against any and all claims, suits, demands, actions, fines, damages, and liabilities, and all costs and expenses thereof (including without limitation reasonable attorney’s fees) arising out of injury to persons (including death) or property occurring in, on or about, or arising out of the Premises or other areas in or serving the Building to the extent caused or occasioned by any negligence or misconduct of Tenant, its agent(s), contractor(s), employee(s), licensee(s), servant(s) and subcontractor(s).

Landlord indemnifies, defends and holds Tenant harmless from claims for personal injury, death or property damage caused by the negligence, willful misconduct, unlawful act or breach of this Agreement by Landlord, its employees, agents, contractors, subcontractors, partners or invitees.

16.       Assignment/Subletting.

A.       Tenant shall not, without Landlord’s prior written consent, which in each instance shall not be unreasonably withheld, conditioned or delayed: (i) assign, transfer, hypothecate, mortgage, encumber, or convey, or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it; (ii) allow any transfer of, or any lien upon, Tenant’s interest in this Lease by operation of law; (iii) sublet the Premises in whole or in part or (iv) allow the use or occupancy of any portion of the Premises for a use other than the Use or by anyone other than Tenant or Tenant’s employees, contractors, subcontractors or consultants. Tenant shall have the right to sublet or assign all or any portion of the Premises to any related entity or affiliate of Tenant, by merger, acquisition, consolidation, or any successor company, without Landlord’s approval or consent. Tenant shall provide written notice of any such assignment or sublease.

Notwithstanding the foregoing, should any provision, rule or law governing Landlord’s consent to a sublease or assignment require Landlord to exercise reason in the consideration of the granting or denying of consent, Landlord may take into consideration the business activity, reputation and creditworthiness of the proposed subtenant or assignee; any required alteration of the Premises: the intended use of the Premises by the proposed subtenant or assignee; the estimated pedestrian and vehicular traffic in the Premises and to the Building which would be generated by the proposed subtenant or assignee; any potential environmentally hazardous activities engaged in by the proposed subtenant or assignee; provided further, however, that if Landlord does not consent to a sublease or assignment to any subtenant or assignee which is a governmental agency, which is a present tenant in the Building, or with whom Landlord or its agents has discussed tenancy within the Building, same shall not be deemed to be unreasonable.

B.       If Tenant shall, with Landlord’s prior consent as herein required, sublet the Premises, an amount equal to half the rental in excess of the Rent and any Additional Rent herein (after subtracting all sublease transaction costs) provided to be paid, shall be for the benefit of Landlord and shall be paid to Landlord promptly when due under any such subletting as Additional Rent.

C.       If Tenant is an entity whose ownership is not publicly held, and if during the Term, the ownership of the control of Tenant changes, Tenant shall notify Landlord of such change within five (5) days thereof. The term “control” as used herein means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant. A change or series of changes in ownership of stock which would result in direct or indirect change in ownership by the stockholders or an affiliated group or stockholders of less than fifty (50%) percent of the outstanding stock shall not be considered a change of control. A change in ownership resulting from an initial public offering of the shares of Tenant shall not be considered a change of control.

D.       Tenant shall, by notice in writing, advise Landlord of its intention from, on and after a stated date (which shall not be less than sixty (60) days after the date of the giving of Tenant’s notice to Landlord) to assign this Lease or sublet any part or all of the Premises for the balance or any part of the Term, and, in such event, Landlord shall have the right, to be exercised by giving written notice to Tenant within fifteen (15) days after receipt of Tenant’s notice, to terminate this Lease with respect to the space described in Tenant’s notice as of the date stated in Tenant’s notice for the commencement of the proposed assignment or sublease. Tenant’s notice shall include the name and address of the proposed assignee or subtenant, a true and complete copy of the proposed assignment or sublease, and sufficient information as Landlord deems necessary to allow Landlord to determine the financial responsibility and character of the proposed assignee or subtenant.

If Tenant’s notice covers all of the Premises and if Landlord exercises its right to terminate this Lease with respect to such space, then the Term of this Lease shall expire and end on the date stated in Tenant’s notice for the commencement of the proposed assignment or sublease as fully and completely as if that date had been the Expiration Date. If, however, Tenant’s notice covers less than all of the Premises, and if Landlord exercises its right to terminate this Lease with respect to such space described in Tenant’s notice then as of the date stated in Tenant’s notice for the commencement of the proposed sublease, the Rent and Tenant’s Proportion as defined herein shall be adjusted on the basis of the number of rentable square feet retained by Tenant, and this Lease as so amended shall continue thereafter in full force and effect.

E.        Landlord’s consent to any assignment or subletting shall not release Tenant of liability under this Lease or permit any subsequent prohibited act, unless specifically provided in such written consent. Tenant agrees to pay to Landlord, on demand, all reasonable third- party out-of-pocket costs actually incurred by Landlord in connection with any request by Tenant of Landlord in connection with any consent to any assignment or subletting by Tenant.

17.       Subordination. Landlord may execute and deliver a mortgage or trust deed in the nature of a mortgage (both sometimes hereinafter referred to as “Mortgage”) against the Building, the Project or any interest therein, including a ground lease thereof (“Ground Lease”) and sell and leaseback the Land. This Lease and the rights of Tenant hereunder shall be and are hereby made expressly subject and subordinate at all times to any ground lease of the Land or the Building, or both, now or hereafter existing and all amendments, renewals and modifications thereto and extensions thereof, or to the lien of any Mortgage now or hereafter encumbering any portion of the Project, and to all advances made or hereafter to be made upon the security thereof, provided that any such subordination at all times shall be subject to the right of Tenant to remain in possession of the Premises under the terms of this Lease for the Term, notwithstanding any default under the relevant Ground Lease or Mortgage, or after termination of said Ground Lease or foreclosure of the Mortgage or any sale pursuant thereto, so long as Tenant is not in default under this Lease. Tenant agrees to execute and deliver such instruments subordinating this Lease to any such Ground Lease or to the lien of any such Mortgage as may be reasonably requested in writing by Landlord from time to time and Tenant agrees to return to Landlord any such instrument fully executed within ten (10) days of receipt thereof by Tenant. Notwithstanding anything to the contrary contained herein, any mortgagee under a Mortgage may, by notice in writing to Tenant, subordinate its Mortgage to this Lease.

In the event of the cancellation or termination of any such Ground Lease described above in accordance with its terms or by the surrender thereof, whether voluntary, involuntary or by operation of law, or by summary proceedings, or the foreclosure of any such Mortgage by voluntary agreement or otherwise, or the commencement of any judicial action seeking such foreclosure, Tenant, at the request of the new landlord, shall attorn to and recognize such ground lessor, mortgagee or purchaser in foreclosure as Tenant’s landlord under this Lease. Tenant agrees to execute and deliver at any time upon reasonable request of such ground lessor, mortgagee, purchaser, or their successors, any instrument to further evidence such attornment.

18.       Certain Rights Reserved to Landlord. Landlord reserves and may exercise the following rights without affecting Tenant’s obligations hereunder:

A.       To change the name or street address of the Building;

B.       To install and maintain a sign or signs on the interior or exterior of the Building;

C.       To have access for Landlord and any other tenants of the Building to any mail chutes located on the Premises according to the rules of the United States Postal service;

D.       To prohibit any vendor from furnishing sign painting and lettering, ice, drinking water, towels, food, beverages, vending machines and toilet supplies, lamps and bulbs used on the Premises if such vendor has previously in connection with the Building, been grossly negligent, engaged in willful misconduct or unlawful conduct or failed to comply with rules and regulations applicable to the Building after reasonable notice by Landlord;

E.        To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy if Tenant vacates the Premises prior the expiration of the Term;

F.         To retain at all times passkeys to the Premises;

G.       To grant to anyone the exclusive right to conduct any particular business or undertaking in the Building, provided is does not impact Tenant’s use of Premises;

H.      To exhibit the Premises to others during the last nine (9) months prior to the Termination Date; provided, however, that Landlord shall provide Tenant with reasonable advance written notice and Landlord’s exhibition of the Premises shall not unreasonably interfere with Tenant’s use of the Premises,

I.           To close the Building after regular working hours and on the holidays; subject, however, to Tenant’s rights to admittance, under such reasonable regulations as Landlord may prescribe from time to time, which may include by way of example but not of limitation, to require that persons entering or leaving the Building identify themselves to a watchman by registration or otherwise and that said persons establish their right to enter or leave the Building, and provided, that Landlord shall not be liable for the failure to admit any person to the Building;

J.           To approve the weight, size and location of safes or other heavy equipment or articles, which articles may be moved in, about, or out of the Building or Premises only at such times and in such manner as Landlord shall direct, and in all events, at Tenant’s sole risk and responsibility;

K.       To take any and all measures, including inspections, repairs, alterations, decorations, additions and improvements to the Premises or to the Building and temporary closures of the Building, as may be necessary or desirable for the safety, protection or preservation of the Premises or the Building or Landlord’s interests or the interest of other tenants, or as may be necessary or desirable in the operation of the Building.

L.        Landlord may enter upon the Premises, with reasonable notice, unless in the case of an emergency, and may exercise any or all of the foregoing rights reserved without being deemed guilty of an eviction or disturbance of Tenant’s use or possession and without being liable in any manner to Tenant and without abatement of rent or affecting any of Tenant’s obligations hereunder; provided, however, that Landlord shall not unreasonably interfere with Tenant’s use of the Premises.

19.       Holding Over. If Tenant retains possession of the Premises or any part thereof after the termination of the Term, or any extension thereof, by lapse of time and otherwise, Tenant shall pay Landlord monthly rental, at one and one-half times the rate payable for the month immediately preceding said holding over (including increases for Rent Adjustment which Landlord may reasonably estimate), computed on a per-month basis, for each month or part thereof (without reduction for any such partial month) that Tenant thus remains in possession. The provisions of this Section 19 do not exclude Landlord’s rights of re-entry or any other right hereunder. Any such extension or renewal shall be subject to all other terms and conditions herein contained.

20.       Landlord’s Remedies,

A.       Each of the following shall constitute a breach of this Lease by Tenant: (i) Tenant fails to pay any installment or other payment of rent, including, without limitation Rent, Rent Adjustment Deposits or Rent Adjustment within five (5) days of the date that Tenant receives a notice from Landlord stating that the relevant payment is delinquent; (ii) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or under any Work letter to be observed or performed by Tenant and fails to cure such default within fifteen (15) days after written notice thereof to Tenant; (iii) the interest of Tenant in this Lease is levied upon under execution or other legal process; (iv) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any chapter of the Bankruptcy Act or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, or any petition is filed or other action taken to reorganize or modify Tenant’s capital structure or upon the dissolution of Tenant; or (v) Tenant is declared insolvent by law or any assignment of Tenant’s property is made for the benefit of creditors, or a receiver is appointed for Tenant or Tenant’s property.

B.       In the event of any breach of this Lease by Tenant, Landlord at its option, without further notice or demand to Tenant, may, in addition to all other rights and remedies provided in this Lease, at law or in equity:

(i) terminate this Lease and Tenant’s right of possession of the Premises, and recover all damages to which Landlord is entitled under law, specifically including, without limitation, rent for the balance of the Term, all Landlord’s expenses of reletting (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions); or

(ii) terminate Tenant’s right of possession of the Premises without terminating this Lease, in which event Landlord shall make reasonable efforts to relet the Premises, or any part thereof, for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord.

For purposes of such reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent reasonably necessary. If Landlord fails or refuses to relet the Premises or if the Premises are relet and a sufficient sum not be realized therefrom after payment of all Landlord’s reasonable expenses of reletting (including reasonable repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions) to satisfy the payment when due of rent reserved under this Lease for each such monthly period or if the Premises have been relet, Tenant shall pay any such deficiency monthly. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not then reduced to judgment in favor of Landlord. In the event Landlord elects, pursuant to this Section 20B, to terminate Tenant’s right of possession only, without terminating this Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof, as provided in Section 21 hereof, provided, such action shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the rent reserved hereunder for the Term or from any other obligation of Tenant under this Lease. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses reasonably incurred in such removal and all reasonable storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant. Tenant hereby grants to Landlord a first lien upon the interest of Tenant under this Lease to secure the payment of monies due under this Lease which lien may be enforced in equity. Any default by Tenant of any term or condition hereof other than the payment of sums due hereunder may be restrained or enforced by injunction.

C.       In the event of any legal action for breach of this Lease, the non-prevailing party shall pay upon demand, all costs and expenses, including reasonable attorney’s fees, incurred by the prevailing party in connection with such legal action.

D.       If the term of any lease, other than this Lease, made by Tenant for any Premises in the Building shall be terminated or terminable after the making of this Lease because of any default by Tenant under such other lease, such fact shall empower Landlord, at Landlord’s sole opinion, to terminate this Lease by notice to Tenant.

21.       Surrender of Possession. Upon the expiration or other termination of the Term, Tenant shall quit and surrender to Landlord the Premises, broom clean, in good order and condition, ordinary wear excepted, surrender all keys to the Premises to Landlord, and Tenant shall remove all of its property except as otherwise specifically provided herein.

If Tenant does not remove its property of every kind and description from the Premises prior to the end of the Term, however ended, such property may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses reasonably incurred in such removal and all reasonable storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant. . Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

22.       Relocation Of Tenant. Landlord shall have the right, upon thirty (30) days written notice, to relocate Tenant to another location in the Building at Landlord’s sole cost and expense (including any moving costs, costs to improve and decorate the new location and other costs necessary to secure for Tenant the same utilities, services and functionality as the old location) and upon the condition that the new premises designated by Landlord shall be reasonably similar to the Premises with respect to area, finish, configuration and identity in the Building and shall not be smaller in area than the Premises, but in no event shall the Rent be greater than the existing Rent, unless otherwise agreed by the parties in writing.

23.       Covenant Against Liens. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord’s title or interest in the Building, the Project or Premises, and any liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Land, Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and in case of any such lien attaching, Tenant covenants and agrees immediately to cause it to be released and removed of record.

24.       Tenant’s Payment Upon Execution.

A.       As additional security for the faithful and prompt performance of its obligation hereunder, Tenant has concurrently with the execution of this lease paid to Agent the Security Deposit described in Section 1 hereof. Said Security Deposit need not be segregated and may be reasonably applied by Landlord for the purpose of curing any default or defaults of Tenant hereunder, in which event Tenant shall replenish said deposit in full by promptly paying to Landlord on demand the amount so applied. Landlord shall not pay any interest on said deposit, except as may be required by law. If Tenant has not defaulted hereunder and Landlord has not applied said deposit to cure a default, or Landlord has applied said deposit to cure a default and Tenant has replenished the same, then said deposit, or such remaining portion thereof, shall be paid to Tenant within thirty (30) days after the termination of this Lease. Said deposit shall not be deemed an advance payment of Rent or measure of Landlord’s damages for any default hereunder by Tenant. Notwithstanding anything contained in this section to the contrary, provided Tenant is not in default hereunder beyond notice and applicable cure periods and has provided evidence reasonably acceptable to Landlord of a round of “mezzanine financing” sufficient to secure Tenant’s obligations hereunder, the Security Deposit of $58,738.74 shall be reduced to $19,579.58 with the difference ($39,159.16) being applied to the next installments of Monthly Rent.

25.       Rules And Regulations. Tenant shall occupy and use the Premises during the Term for the purpose above specified and none other and shall comply with the following provisions:

A.       Tenant will not make or permit to be made any use of the Premises which, directly or indirectly is forbidden by public law, ordinance, or government regulation or which may be dangerous to persons or property, or which may invalidate or increase the premium cost of any policy of insurance carried on the Building or covering its operations; Tenant shall not do, or permit to be done, any act or thing upon the Premises which will be in conflict with fire insurance policies covering the Building. Tenant at its sole expense shall comply with all rules, regulations or requirements of the local inspection and Rating Bureau, or any other similar body, and shall not do or permit anything to be done upon said Premises or bring or keep anything thereon in violation of rules, regulations, or requirements of the Fire Department, local inspection and Rating Bureau, Fire Insurance Rating Organization or other authority having jurisdiction, and then only in such quantity and manner of storage so as not to increase the rate of fire insurance applicable to the Building;

B.       Any sign, installed in the Premises or anywhere within the Building, shall be installed by Landlord at Tenant’s cost and in such manner, character and style as Landlord may approve in writing. Notwithstanding the previous sentence, Tenant shall be permitted to install signage within the Premises with Landlord’s approval, not to be unreasonably withheld, conditioned or delayed;

C.       Tenant shall not advertise the business, profession or activities of Tenant conducted in the Building in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities, and shall not use the name of the Building for any purpose other than that of business address of Tenant;

D.       Tenant shall not obstruct, or use for storage, or for any purpose other than ingress and egress, the sidewalks, ensconces, passages, courts, corridors, vestibules, halls, elevators and stairways of the Building;

E.        No bicycle or other vehicle and no dog, other than a guide dog, or other animal shall be brought or permitted to be in the Building or any part thereof;

F.         Tenant shall not make or permit any noise or odor that is objectionable to other occupants of the Building to emanate from the Premises, and shall not create or maintain a nuisance thereon, and shall not disturb, solicit or canvass any occupant of the Building, and shall not do any act tending to injure the reputation of the Building;

G.       Tenant shall not install any musical instrument or equipment in the Building or any antennas, aerial wires or other equipment inside or outside the Building, without, in each and every instance, prior approval in writing by Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed or annoyed;

H.      Tenant shall not waste water by tying, wedging or otherwise fastening open, any faucet;

I.           No additional locks or similar devices shall be anchored to any door or window. No keys for any door or window other than those provided by Landlord shall be made. If more than two keys for one lock are desired by Tenant, Landlord may provide the same upon payment by Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys of the Premises and Building and shall make known to Landlord the explanation of all combination locks on safes, cabinets, and vaults;

J.           Tenant shall be responsible for protecting the demised Premises and all property located therein and for the safety of all persons therein;

K.       If Tenant desires telegraphic, telephonic, burglar alarm or signal service, Landlord will, upon request, direct where and how connections and all wiring for such service shall be introduced and run. Without such directions, no boring, cutting, or installation of wires or cables is permitted;

L.        Shades, draperies or other forms of inside window covering must be of such shape, color and material as approved by Landlord, not to be unreasonably withheld, conditioned or delayed;

M.    Tenant shall pay, as a late charge and to defray Landlord’s increased costs of collection in the event any installment of Rent, Rent Adjustment, Rent Adjustment Deposits and any other charge owed by Tenant hereunder is not paid when due, the greater of $ 100.00 or an amount equal to five (5%) percent of the amount due (but in no event shall the amount of such late charge exceed an amount based upon the highest legally permissible rate chargeable at any time by Landlord under the circumstances); provided, however, with respect to the first late payment in any given twelve month period, the late charge set forth in this sentence shall not apply unless and until such payment is more than five (5) days past due. Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid late charges, in inverse order of their maturity, and then to reduce all other past due amounts, in inverse order of their maturity;

N.       Tenant shall not overload any floor. Safes, furniture and all large articles shall be brought through the Building and into the Premises at such times and in such manner as Landlord shall direct and at Tenant’s sole risk and responsibility. Only professional movers will be allowed to move Tenants into and out of the Premises. Movers will need to be first approved by Landlord (not to be unreasonably withheld, conditioned or delayed), to furnish Certificates of Insurance to Landlord, and must agree to cooperate with Landlord’s requirements and restrictions. Landlord reserves the right to prohibit specific movers from the Premises (NORTH SHORE MOVERS AND JOEY’S MOVERS, AND ANY AFFILIATED FIRMS, ARE PROHIBITED). Tenant shall list all furniture, equipment and similar articles to be removed from the Building, and that list must be approved by the Office of the Building or by a Landlord designated person before building employees will permit any article to be removed;

O.       Unless Landlord gives advance written consent in each and every instance, Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, refrigerating or heating device, or air-conditioning apparatus in or about the Premises, or carry on any mechanical business therein, or use the Premises for housing accommodations or lodging or sleeping uses, or do any cooking therein or install or permit the installation of any vending machines, or use any illumination other than electric light, or use or permit to be brought into the Building any flammable oils or fluids such as gasoline, kerosene, naphalene and benzene, or any explosive or other articles hazardous to persons or property.

P.         Tenant shall not place or allow anything to be against or near the glass or partitions, doors or windows of the Premises which may diminish the light in, or be unsightly from the exterior of the Building, public halls or corridors. Tenant will have the right to add a privacy material to the reception entrance glass generally similar to other Tenant’s in the Building;

Q.       Tenant shall not install in the Premises any equipment, other than normal and customary office equipment, that uses a substantial amount of electricity without the advance written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Tenant shall ascertain from Landlord the maximum amount of electric current which can safely be used in the Premises, taking into account the ability of the electric wiring in the Building of the Premises and the needs of other tenants in the Building and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity in such safe capacity;

R.       Tenant may not install carpet padding or carpet by means of a mastic, glue or cement without Landlord’s prior written consent. Such installation shall be by tackless strip or double-faced tape only;

S.         Tenant shall not, without Landlord’s prior written consent in each instance, do any cooking, baking, heating, preparation, or selling of any food or beverages in the Premises, or permit the same to occur, except for coffee service and microwave ovens to service Tenant;

T.        If Tenant breaches any covenant or condition of this Section 25, then in addition to all other liabilities, rights and remedies for breach of any covenant of this Section 25, Tenant shall pay to Landlord all damages caused by such breach and shall also pay to Landlord as additional rent an amount equal to any increase in insurance premium or premiums caused by such breach. Landlord shall have the right to make, and Tenant shall observe, such reasonable rules and regulations as Landlord or its agent may from time to time adopt on such reasonable notice to be given as Landlord may elect. Nothing in this lease shall be construed to impose upon Landlord any duty or obligation to enforce provisions of this Section 25 or any rules and regulations hereafter adopted, to the terms, covenants or conditions of any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

26.       Use of Premises.

The Tenant shall use the Premises for general office operations.

27.       Miscellaneous.

A.       No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of rent due shall be deemed to be other than a payment on account of the amount due and no endorsement or statement on any check or any letter accompanying any check or payment of rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit.

B.       No waiver of any default of Tenant hereafter shall be implied from any omission by Landlord to take any action on account of such default, and if such default be repeated, no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.

C.       The words “Landlord” and “Tenant” wherever used in the Lease shall be construed to mean plural when necessary, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. The term “Tenant” shall include Tenant’s agents, employees, contractors, officers, invitees, successors and others using the Premises with the expressed or implied permission of Tenant.

D.       Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns in the event this Lease has been assigned with the express written consent of Landlord; provided, however, this provision shall not be construed to permit any assignment or subletting by Tenant.

E.        This Lease shall become effective only if and when both Landlord and Tenant have executed and delivered this Lease.

F.         All amounts (unless otherwise provided herein, and other than the Annual Rent and Rent Adjustment, which shall be due as hereinbefore provided) owed by Tenant to Landlord hereunder shall be deemed additional rent and be paid within thirty (30) days from the date Landlord renders statements of account therefor. All such amounts (including Annual Rent and Rent Adjustment) shall bear interest from the date due until the date paid at the rate of four (4%) percent above the prime rate of interest published by Bank of America N.A. on the date that any payment is due, or at the maximum legal rate of interest, allowed by law, if such maximum legal rate is applicable and lower. Whenever the term “Rent” is referred to in this Lease, it shall include, Annual Rent, Rent Adjustment and all additional rent.

G.       All riders and exhibits attached to this Lease referred to herein be hereby made a part of this Lease as though inserted in this Lease.

H.      The headings of sections are for convenience only and do not limit or construe the contents of the sections.

I.           If Tenant shall occupy the Premises prior to the beginning of the term of this Lease with Landlord’s consent, all the provisions of this Lease, other than Rent, shall be in full force and effect as soon as Tenant occupies the Premises.

J.           Tenant represents that Tenant has dealt directly with and only with Agent and the Brokers listed in Section 1 hereof, as brokers in connection with this Lease and that, insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection therewith. Tenant shall indemnify and hold Landlord, Owner and Owner’s partners and their respective agents and employees harmless from all claims of any other broker or brokers in connection with this Lease.

K.       Tenant shall at any time and from time to time upon not less than ten (10) days prior written request from Landlord execute, acknowledge and deliver to Landlord, in form reasonably satisfactory to Landlord and/or Landlord’s mortgagee or purchaser, a written statement certifying (if true and with such qualifications as may be necessary) that Tenant has accepted the Premises, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified and stating the modifications), that to, Tenant’s actual knowledge, Landlord is not in default hereunder, the date to which the Rent and other charges have been paid in advance, if any, and such other accurate certifications as may reasonably be requested by Landlord or Landlord’s mortgagee or purchaser, and agreeing to give copies to any mortgagee of Landlord of all default notices sent or delivered to Tenant by Landlord. It is intended that any such statement delivered pursuant to this subsection may be relied upon by the relevant purchaser or mortgagee of the Premises and their respective successors and assigns.

L.        Landlord’s or Owner’s title is and always shall be paramount to the title of Tenant and nothing herein contained shall empower Tenant to do any act, which can, shall or may encumber such title.

M.    The laws of the State of Illinois shall govern the validity, performance and enforcement of this Lease.

N.       If any term, covenant or condition of this Lease or application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

O.       Each party warrants and represents to the other party that it has full power and authority to execute this Lease. In the event Tenant is a general partnership or consists of two or more individuals, all present-and future partners or individuals, as applicable, shall be jointly and severally liable hereunder.

P.         Landlord has no obligation pursuant to this Lease except as expressly provided for herein. Landlord’s liability hereunder shall cease upon the transfer of Landlord’s interest in this Lease.

Q.       This Lease sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant, concerning the Premises and there are no covenants, promises, agreements, conditions, or understandings, either oral or written, between them other than as herein set forth, except as herein otherwise provided, and no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

R.       Notices hereunder shall be in writing and shall be deemed given when received if:

(i) served by Landlord upon Tenant by leaving a notice at the Premises or forwarding through certified or registered mail, postage prepaid, to Tenant at the Premises.

(ii) served by Tenant upon Landlord when addressed to Landlord and served by certified or registered mail postage prepaid, to Landlord’s agent at the address set forth in Section 1 or to such other address and parties as notified by Landlord.

S.         This Lease does not grant any rights to light or air over or about the real property of Landlord. Landlord specifically excepts and reserves to itself the use of any roofs, the exterior portions of the Project, all rights to and the land and improvements below the improved floor level of the Project, to the improvements and air rights above the Project and to the improvements and air rights located outside the demising walls of the Project and to such areas within the Project required for installation of utility lines and other installations required to serve any occupants of the Project, and to maintain and repair same, and no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein; provided, that, in every case, the Landlord shall not unreasonably interfere with Tenant’s use of the Premises.

28.       Quiet Enjoyment. Subject to the provisions of this Lease, Landlord covenants that Tenant, on paying the rent required under and performing the covenants of this Lease on its part to be performed, shall and may peaceably have, hold and enjoy the Premises for the Term.

29.       Parking. Tenant acknowledges that any utilization of more than one (1) parking stall per two hundred (200) rentable square feet in the Premises (the “Threshold Number,” said Threshold Number being obtained by dividing the rentable square footage of the Premises by 200 and then rounding to the nearest whole number) may cause Landlord to be unable to provide satisfactory parking accommodations for the other tenants in the Building. Therefore, if at any time during the Term the number of Tenant Representatives (as herein defined) occupying the Premises (i.e. being simultaneously present on the Premises for at least three (3) hours in any particular day) exceeds the Threshold Number, Landlord shall be entitled to notify Tenant that Landlord intends to invoke the remedies set forth in herein below in this Paragraph 29 in an effort to address its parking concerns. If, within three (3) business days of its receipt of such notice from Landlord, Tenant has not reduced its Tenant Representatives to the Threshold Number, then Tenant shall be in default, and Landlord shall be entitled, in addition to its other remedies under this Lease, to charge Tenant one hundred dollars ($100.00) per day for each tenant Representative occupying the Premises in excess of the Threshold Number. Such per diem penalties shall remain in effect until such time as Tenant provided Landlord with reasonably satisfactory evidence that tenant Representatives no longer exceed the Threshold Number. As used herein, “Tenant’s Representatives” shall mean all officers, partners, employees, consultants, subtenants, and contractual personnel occupying the Premises on a regular and customary basis. Tenant hereby grants to Landlord the right to inspect the Premises, from time to time and at any reasonable time, for purposes of determining the number of Tenant Representatives occupying the Premises.

30.       Furniture. Any personal property, trade fixtures or equipment, including, but not limited to, modular or other furniture, and cabling or other items for communications or computer systems, whether or not shown on any plan approved by Landlord, shall be provided by Tenant, at Tenant’s sole cost.

31.       Early Termination. Provided Tenant is not in default hereunder beyond any applicable notice and cure period, Tenant shall have a one-time right to terminate the Lease effective as of December 31, 2019 (such dated being the “Early Termination Date”) as though such date were the original expiration date of this Lease, but only by complying strictly with the following condition: (a) Tenant shall deliver to Landlord not less than nine (9) months advance written notice exercising such right; and (b) within 30 days following receipt from Landlord of a statement therefor, Tenant shall deliver to Landlord a check in good funds payable to Landlord in an amount equal to the unamortized portion, as of the Early Termination Date, of all costs and concessions that Landlord incurred in connection with leasing the Premises to Tenant, including free rent, commissions and leasehold improvements for both the Initial Premises and the Expansion Premises, amortized with interest at eight percent (8%) per annum over the Term, as a cancellation fee and not as liquidated damages or a penalty. Tenant shall continue to timely pay all Rent and other charges under the Lease and comply with each and every term and provision hereof accruing through the Early Termination Date (and all such obligations accruing through the Early Termination Date shall survive such termination, including, but not limited to, any rentals or other charges not yet determined or billed prior to the Early Termination Date).

32.       One-Time Right of Refusal

A.       Provided Tenant is not then in default beyond any applicable cure period under the Lease, Landlord hereby grants Tenant a one time right of refusal (“Right Of Refusal”) to lease any space which is contiguous to the Premises (the “ROR Space”) all on and subject to the following provisions.

B.       Landlord shall notify Tenant in writing (“Landlord’s Notice”) when Landlord has received a bona fide offer from a third party to lease the ROR Space which Landlord desires to accept, and which offer includes (1) the term, (2) rentable area, (3) rental rate per square foot of rentable area, and any fixed rent increases therein, (4) proportionate share of expenses/taxes or increases therein, and any expense/tax stops or base years, (5) any concessions or abatements, and (6) any leasehold improvements or allowance therefor, which Landlord may prorate to reflect the length of the remaining term of Tenant’s Lease (collectively referred to herein as the “Third Party Basic Business Terms”). Landlord’s Notice shall set forth the Third Party Basic Business Terms and any additional fair market terms on which Landlord would propose to lease the ROR Space to Tenant (“Expansion Terms”); provided, however, if the Right of Refusal is exercised within one (1) year of the Commencement Date with respect to the Initial Premises, the ROR Terms applicable to the Right of Refusal shall be the same terms (prorated for the ROR Space) as those applicable to the Premises. Except as may be set forth to the contrary in Landlord’s Notice, the ROR Terms shall otherwise be deemed to include the same terms then in effect on the commencement date for the ROR Space, and thereafter scheduled to be in effect, under the Lease (with any matters in the Lease based on square footage adjusted proportionately to reflect the increase in rentable area represented by the ROR Space), subject to the other provisions hereof.

C.       If Tenant desires to lease the ROR Space on the ROR Terms set forth in Landlord’s Notice, Tenant shall so notify Landlord in writing (“Tenant’s Notice”) exercising Tenant’s right to lease the ROR Space on such Expansion Terms within ten (10) days after Landlord delivers Landlord’s Notice. If Tenant validly exercises Tenant’s Right Of Refusal herein, Tenant shall execute a reasonable amendment (“Expansion Documentation”) as Landlord shall prepare, which shall set forth the final and definitive terms and conditions upon which Landlord shall lease the ROR Space to Tenant, but shall be consistent with the terms and conditions in Landlord’s Notice and (to the maximum extent consistent therewith) the terms of this Lease, within ten (10) days after Landlord so requests in writing, if Tenant desires to lease the ROR Space on the basis of such Expansion Documentation. If Tenant shall fail to validly exercise such Right of Refusal, or shall fail to sign and deliver the Expansion Documentation to Landlord, strictly in accordance with the terms hereof, such Right of Refusal shall lapse and shall be of no further force or effect, time being of the essence. This Right of Refusal is not assignable. If Landlord fails to deliver possession of the ROR Space on the commencement date therefor due to continued possession by the then existing occupants or any other reason, rent and other charges for the ROR Space shall be abated until Landlord delivers the same to Tenant (except to the extent that Tenant or its affiliates, agents, employees or contractors cause the delay), as Tenant’s sole recourse.

IN WITNESS WHEREOF, this Lease has been duly executed by the parties hereto, as of the day and year first above written.

LANDLORD:			TENANT:

BANNOCKBURN WANXIANG, L.L.C.			AVEXIS, INC., a Delaware corporation
by Dolan Associates, Ltd., as Agent

By:	/s/ Harry Dolan		By:	/s/ Sean P. Nolan
	Its	President		Its	CEO

EXHIBIT A

FLOOR PLAN OF PREMISES

EXHIBIT B

WORK LETTER

This Work Letter is an Exhibit to the foregoing document (referred to herein for convenience as the “Lease”). Landlord shall perform certain “Landlord’s Work” with respect to Suites A and B under this Work Letter substantially as shown in the most updated mutually-agreed version of the Space Plan depicted in Exhibit A to this Lease (currently July 6, 2015), as follows: (i) Landlord shall use diligent, good faith efforts to substantially complete the Landlord’s Work to an extent that Tenant can reasonably occupy the Premises by the respective Commencement Dates set forth in Section 1, subject to the other provisions of this Lease, including a mutual understanding that as part of Landlord’s Work Landlord may install (a) the new millwork counter (with base and upper cabinets), (b) the screen wall at the copier, and (c) the branding wall (to be fabricated off-site) after the Commencement Date for the Initial Premises (with Landlord using reasonable efforts to minimize interference with Tenant’s use and occupancy of the Initial Premises), and (ii) Tenant shall use diligent, good faith efforts to cooperate, and to cause its space planners, architects, contractors, agents and employees to cooperate, diligently and in good faith with Landlord and any space planners, architects, contractors or other parties designated by Landlord, so that the Landlord’s Work can be planned, permits can be obtained, and the Landlord’s Work can be substantially completed by the Commencement Dates set forth in Section 1 of the Lease, and (iii) the Commencement Dates, Rent and Tenant’s other obligations shall be subject to adjustment as described in Section 6 of the Lease. In the event of any dispute as to whether such the Landlord’s Work has been substantially completed, Landlord may refer the matter to a licensed architect (subject to Tenant’s reasonable approval), who’s professional good faith decision shall be final and binding on the parties, Notwithstanding the foregoing, within thirty (30) days following the date of Landlord’s completion of the Landlord’s Work, Tenant shall have the right to provide Landlord with a list of items (“Punch List”) for Landlord and/or its contractor to repair and upon delivery of the Punch List, Landlord will use reasonable good faith efforts to cause such items to be promptly repaired.

Landlord’s Work shall be completed at Landlord’s expense up to the amount of $71,925.00 (“Landlord’s Cost”), with the remaining amount to be at Tenant’s expense as part of Tenant’s Cost (defined herein below). If the scope or specifications of Landlord’s Work cause the costs to exceed Landlord’s Cost, such additional cost shall be the responsibility of Tenant, as reasonably determined by Landlord (“Tenant’s Cost”) as additional Rent under the Lease. Landlord may reasonably estimate Tenant’s Cost (providing reasonable written explanation of same), and reasonably revise such estimate from time to time. Tenant shall deposit any such estimated amount of Tenant’s Cost with Landlord within ten (10) business days after Landlord so requests. Landlord shall have no obligation to proceed with Landlord’s Work if said deposit is delayed.

If Landlord requires input by Tenant respecting Landlord’s Work (such as color choices) Tenant shall choose from such choices that Landlord makes available to Tenant as Building-standard. If any such further choices are required, Tenant shall not unreasonably withhold or delay such choices. Landlord shall have no obligation to proceed with Landlord’s Work if said choices are delayed until such choices have been made. After final completion and payment for Landlord’s Work, Tenant shall pay Landlord, within ten (10) business days after Landlord so requests, any amount by which the actual Tenant’s Cost exceeds any estimated amount that Tenant deposited. If any such estimated amount that Tenant deposited exceeds the actual Tenant’s Cost, then Landlord shall promptly credit or refund the difference.

EXHIBIT C-1

RENT FOR THE INITIAL PREMISES

Period*	Monthly Rent	Total Annual Rent

August 1,2015 – December 31, 2015	$0.00	$0.00	*
January 1, 2016 – July 31, 2016	$6,100.50	$42,703.50	*
August 1, 2016 – July 31, 2017	$6,225.00	$74,700.00
August 1, 2017 – July 31, 2018	$6,349.50	$76,194.00
August 1, 2018 – July 31, 2019	$6,474.00	$77,688.00
August 1, 2019 – July 31, 2020	$6,598.50	$79,182.00
August 1, 2020 – December 31, 2020	$6,723.00	$33,615.00	*

*  “Total Annual Rent” in chart reflects aggregate Monthly Rent for the period described.

EXHIBIT C-2

RENT FOR EXPANSION PREMISES

Period*	Monthly Rent	Total Annual Rent

First five (5) months following EPCD	$0.00	$0.00	*
Sixth (6th) month after EPCD – July 31, 2016	$3,689.29	$11,067.87	*
August 1, 2016 – July 31, 2017	$3,764.58	$45,174.96
August 1, 2017 – July 31, 2018	$3,839.88	$46,078.56
August 1, 2018 – July 31, 2019	$3,915.17	$46,982.04
August 1, 2019 – July 31, 2020	$3,990.46	$47,885.52
August 1, 2020 – December 31, 2020	$4,065.75	$20,328.75	*

*  “Total Annual Rent” in chart reflects aggregate Monthly Rent for the period described. The period from the sixth (6th) month through July 31, 2016 is estimated to be three (3) months.